Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CONVERSION OF A FLORIDA CORPORATION UNDER THE NAME OF “CANNABIS CONSORTIUM, INC.” TO A DELAWARE CORPORATION, CHANGING ITS NAME FROM “CANNABIS CONSORTIUM, INC.” TO “TRANS GLOBAL GROUP, INC.”,FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF SEPTEMBER, A.D. 2017, AT 11:31 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6547224 8100F
SR# 20176202002	Authentication: 203241162
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 09-18-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:31 AM 09/18/2017
FILED 11:31 AM 09/18/2017
SR 20176202002 - File Number 6547224

STATE OF DELAWARE
CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

1.)	The jurisdiction where the Non-Delaware Corporation first formed is Nevada.

Nevada.

2.)	The jurisdiction immediately prior to filing this Certificate is

Florida.

3.)	The date the Non-Delaware Corporation first formed is.

03/17/1993

4.)	The name of the Non-Delaware Corporation immediately prior to filing this Certificate is

Cannabis Consortium, Inc.

5.)	The name of the Corporation as set forth in the Certificate of Incorporation is

Trans Global Group, Inc.

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation have executed this Certificate on the 18 day of September, A.D. 2017.

By:	/s/ Matthew Dwyer
Name:	Matthew Dwyer
Print or Type

Title:	President
Print or Type

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “TRANS GLOBAL GROUP, INC.” FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF SEPTEMBER, A.D. 2017, AT 11:31 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

6547224 8100F
SR# 20176202002	Authentication: 203241162
You may verify this certificate online at corp.delaware.gov/authver.shtml	Date: 09-18-17

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:31 AM 09/18/2017
FILED 11:31 AM 09/18/2017
SR 20176202002 - File Number 6547224

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION

A STOCK CORPORATION

ARTICLE I

The name if this corporation is:

TRANS GLOBAL GROUP, INC.

ARTICLE II

Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Zip Code 19808

The registered agent in charge thereof is Corporation Service Company.

Offices for the transaction of any business of the Corporation, and where meeting of the Board of Directors and of Shareholders may be held, may be established and maintained in any part of the State of Delaware, or in any other state, territory, or possession of the United States.

ARTICLE III

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Delaware. This Corporation shall have perpetual existence.

ARTICLE IV

This Corporation is authorized to issue Seven Billion Eight Hundred and Ninety Million (7,890,000,000) in two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Seven Billion Eight Hundred and Eighty Eight Million Five Hundred Thousand (7,888,500,000) shares, par value $0.0001 per share. The total number of shares of Preferred Stock which this Corporation is authorized to issue is One Million Five Hundred Thousand (1,500,000) shares, $.0001 par value per share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, options, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Designation of Series AA Preferred Stock

Of the 1,500,000 shares of Preferred Stock, par value $.0001 per share, authorized pursuant to the Articles of Incorporation, 1,500,000 of such shares are hereby designated as “Series AA Preferred Stock.” The powers, designations, preferences, rights, privileges, qualifications, limitations and restrictions applicable to the Series AA Preferred Stock are as follows:

A. Designation. There is hereby designated a series of Preferred Stock denominated as “Series AA Preferred Stock,” consisting of 1,500,000 shares, $.0001 par value per share, having the powers, preferences, rights and limitations set forth below.

B. Liquidation Rights. The holders of the Series AA Preferred Stock shall have liquidation rights as follows (the “Liquidation Rights”):

1. Payments. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Series AA Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $0.0001 per share, and no more, before any payment or distribution is made to the holders of the Corporation’s common stock (the “Common Stock”). But the holders of Series AA Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation’s stock hereafter issued that ranks senior as to liquidation rights to the Series AA Preferred Stock (“senior liquidation stock”) has been paid in full. The holders of Series AA Preferred Stock and all other series or classes of the Corporation’s stock hereafter issued that rank on a parity as to liquidation rights with the Series AA Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series AA Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

2. Corporation Action. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation’s assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

C. Conversion. The holders of the Series AA Preferred Stock shall have the right to convert their Series AA Preferred Stock into Common Stock at the rate of 10,000 shares of Common Stock for each share of Series AA Preferred Stock outstanding. Such conversion right may be exercised at any time during which the Series AA Preferred Stock is outstanding. Notwithstanding the foregoing, the Series AA Preferred Stock may not be converted into Common Stock except to the extent that, at the time of conversion, there are a sufficient number of authorized but unissued and unreserved shares of Common Stock available to permit conversion. Any holder of Series AA Preferred Stock desiring to convert its Series AA Preferred Stock shall provide a written notice of conversion to the Company specifying the number of shares to be converted, accompanied by the certificate evidencing the Series AA Preferred Stock to be converted, as well as a duly executed stock power with signature medallion guaranteed (“Conversion Notice”). In the event that, at the time of its receipt of the Conversion Notice, the Company does not have a sufficient number of authorized but unissued and unreserved shares of Common Stock to permit conversion of all outstanding shares of Series AA Preferred Stock, it shall, within five (5) business days following its receipt of the Conversion Notice, provide written notice of its receipt of the Conversion Notice to all holders of Series AA Preferred Stock (the “Company Notice’’). Each holder of Series AA Preferred Stock shall then have a period of five (5) business days from the date of the Company Notice in which to provide written notice to the Company of such holder’s election to convert its Series AA Preferred Stock into its pro-rata portion of the authorized but unissued and unreserved Common Stock issuable pursuant to the Conversion Notice. The Company shall issue Common Stock upon conversion of the Series AA Preferred Stock based upon the Conversion Notice and responses to the Company Notice, if any. The first Conversion Notice received by the Company shall govern the issuance of Common Stock to all holders of Series AA Preferred Stock and the Company shall not recognize any other Conversion Notice until the issuance of Common Stock based upon the initial Conversion Notice has been completed. Future Conversion Notices shall be governed by the process set forth in this paragraph.

D. Voting Rights. The holders of the Series AA Preferred Stock shall have 10,000 votes per share of Series AA Preferred Stock, and shall be entitled to vote on any and all matters brought to a vote of stockholders of Common Stock, and shall vote as a group with and on the same basis as holders of Common Stock. Holders of Series AA Preferred Stock shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which note would be provided pursuant to the Corporation’s By-Laws and applicable statutes. Except as otherwise set forth herein, and except as otherwise required by law, holders of Series AA Preferred Stock shall have not have class voting rights on any matter.

E. Protective Provisions. So long as shares of Series AA Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by Delaware law) of the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock:

●	Alter or change the rights, preferences or privileges of the shares of Series AA Preferred Stock so as to affect adversely the holders of Series AA Preferred Stock; or

●	Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series AA Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

F. Preferences. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

G. Amendments. Subject to Section E above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series AA Preferred Stock may be amended by a resolution of the Board of Directors. At any time there are no shares of Series AA Preferred Stock outstanding, the Board of Directors may eliminate the Series AA Preferred Stock by amendment to these Articles of Amendment.

H. Adjustments, The outstanding shares of Series AA Preferred Stock shall be proportionately adjusted to reflect any forward split or reverse split of the Corporation’s Common Stock occurring after the issuance of Series AA Preferred Stock.

ARTICLE V

The Board of Directors shall consist of at least one (1) and not more than ten (10) persons, as determined from time to time by the Board of Directors. The directors of this Corporation need not be shareholders.

ARTICLE VI

To the fullest extent permitted by the law, no director or officer of the Corporation shall be personally liable to the Corporation of its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. To the fullest extent permitted by the State of Delaware, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iii) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the State of Delaware, and the except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a PartY any action, suit, or proceeding by reason of the fact such person is or was any officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE VII

The name and mailing address of the incorporator are as follows:

Matthew Dwyer, 6810 N state Road 7, Coconut Creek, FL 33073

I, THE Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of September, 2017.

By:	/s/ Matthew Dwyer
Incorporator

Name:	Matthew Dwyer